Exhibit 99.1

MKANGO ANNOUNCES SIGNING OF NOTE PURCHASE AGREEMENT IN RESPECT OF SPAC MERGER

Highlights

●	US$750,000 committed to be invested in Mkango’s subsidiary, Lancaster Exploration Limited, pursuant to a Note Purchase Agreement in connection with its proposed SPAC merger and NASDAQ listing.

●	US$500,000 of such commitment has been deposited in escrow with release pending the signing of a definitive business combination agreement for the SPAC merger and certain approvals by the TSX-V.

●	US$250,000 of such commitment is to be invested pending the filing of a registration statement on Form F-4 with the U.S. Securities and Exchange Commission.

●	Committed funds are to provide working capital to assist Lancaster in completing the SPAC merger and advancing its standalone public listing on NASDAQ.

London / Vancouver: 3 June 2025 - Mkango Resources Ltd (AIM/TSX-V: MKA) (“Mkango”) is pleased to announce that its wholly-owned subsidiary, Lancaster Exploration Limited (“Lancaster”), has entered into a US$750,000 Note Purchase Agreement (the “NPA”) with one sponsor (the “F-4 Note Investor”) and an affiliate of the other sponsor (the “BCA Note Investor”) of Crown PropTech Acquisitions, a Cayman Islands exempted company (OTC: CPTK) (“CPTK”), in connection with the previously announced (8 January 2025) proposed merger (the “Merger”) between Lancaster, certain other wholly-owned subsidiaries of Mkango (with Lancaster, the “Company”), and CPTK.

The Merger would create a vertically integrated global pure play rare earths platform that is intended to result in the ordinary shares of Lancaster being listed on NASDAQ. Upon the Merger and listing, Lancaster, as the listed entity, would hold Mkango’s rare earths project at Songwe Hill in Malawi and the proposed separation plant in Pulawy Poland. Mkango’s interest in the HyProMag recycling business would not form part of the Merger.

Pursuant to the NPA, Lancaster has agreed to issue and sell two convertible promissory notes (together, the “Notes”), one to the BCA Note Investor in the principal amount of US$500,000 (the “BCA Note”) and one to the F-4 Note Investor in the principal amount of US$250,000 (the “Form F-4 Note”), upon satisfaction of different sets of conditions. The BCA Note Investor has deposited US$500,000 into escrow, with its release to Lancaster pending the satisfaction of conditions including the execution of a definitive business combination agreement for the Merger (the “BCA”) and approval by the TSX Venture Exchange (“TSX-V”) of the potential conversion of the BCA Note into shares of Lancaster. Lancaster intends to return the escrowed funds to the BCA Note Investor if the BCA Note is not issued by 30 June 2025, which is the expiration date of exclusivity regarding the BCA and which may be extended. The Form F-4 Note is expected to be issued following the execution of the BCA and, subject to TSX-V approval of the potential conversion of the Form F-4 Note into shares of Lancaster, upon the submission of a registration statement on Form F-4 with the U.S. Securities and Exchange Commission (“SEC”) covering the issuance of share consideration pursuant to the Merger.

Following issuance, the Notes will accrue interest at a rate of 12% per annum, 9% of which will be paid in kind, subject to conditional approval of the TSX-V, such that the Notes’ principal amounts will be increased by the amount of such interest payments semi-annually, and 3% of which will be paid in cash semi-annually. The maturity date of the Notes is to be one year after their respective issuances.

If the Notes are outstanding at the time of the Merger, the principal and accrued and unpaid interest of the Notes will convert (the “Standard Conversion”) into twice the number of shares to which such dollar amount would equate based on the implied dollar value of Company shares in the proposed BCA (the “Proposed BCA Valuation”). Alternatively, if CPTK satisfies certain cash thresholds at the time of the Merger, the BCA Note Investor and the F-4 Note Investor may opt to have any portion of such principal and interest repaid in cash as well as convert into half the number of shares to which such dollar amount would equate based on the Proposed BCA Valuation, with the balance of the Notes, if any, converting pursuant to the Standard Conversion.

If the Notes remain outstanding by their maturity dates, the BCA Note Investor and the F-4 Note Investor will be entitled to receive 1.2 times the original principal amount of the Notes in addition to any accrued and unpaid interest, less any principal amounts already paid as of the maturity date.

Information about the NPA will be provided in a Current Report on Form 8-K to be filed by CPTK with the SEC and is available at www.sec.gov.

Alexander Lemon, President of Mkango, commented: “This Note Purchase Agreement unlocks working capital to assist Lancaster in its NASDAQ listing whilst minimising dilution at the Mkango level. We’re grateful for the continued support from CPTK and its sponsors and affiliates as we enter this exciting new phase for the Company and advance this transformative transaction for Mkango.”

Michael Minnick, CEO of CPTK, added: “Our thesis for the rare earths sector continues to strengthen, particularly with the demonstrated growth in AI and the evolving robotics applications, amongst others. We believe the Mkango team is well-positioned in this sector based on their completed definitive feasibility study, environmental compliance, and signed mining development agreement with the government of Malawi.”

About Mkango Resources Ltd.

Mkango is listed on AIM and the TSX-V. Mkango’s corporate strategy is to become a market leader in the production of recycled rare earth magnets, alloys and oxides, through its interest in Maginito Limited (“Maginito”), which is owned 79.4 per cent by Mkango and 20.6 per cent by CoTec Holdings Corp (“CoTec”), and to develop new sustainable sources of neodymium, praseodymium, dysprosium and terbium to supply accelerating demand from electric vehicles, wind turbines and other clean energy technologies.

Maginito holds a 100 per cent interest in HyProMag and a 90 per cent direct and indirect interest (assuming conversion of Maginito’s convertible loan) in HyProMag GmbH, focused on short loop rare earth magnet recycling in the UK and Germany, respectively, and a 100 per cent interest in Mkango Rare Earths UK Ltd (“Mkango UK”), focused on long loop rare earth magnet recycling in the UK via a chemical route.

Maginito and CoTec are also rolling out HyProMag’s recycling technology into the United States via the 50/50 owned HyProMag USA LLC joint venture company.

Mkango also owns the advanced stage Songwe Hill rare earths project and an extensive rare earths, uranium, tantalum and niobium exploration portfolio in Malawi, and the Pulawy rare earths separation project in Poland.

Songwe Hill is one of the few rare earth projects to have advanced to the NI 43-101 compliant Definitive Feasibility Study (“DFS”) stage. The project has an expected mine life of 18 years and is designed to produce a 55% mixed rare earth carbonate, yielding approximately 1,953 tonnes per annum of NdPr and 56 tonnes per annum of DyTb.

Mkango’s proposed Pulawy separation facility site, located in a Special Economic Zone in Poland, stands adjacent to the EU’s second largest manufacturer of nitrogen fertilisers, and features established infrastructure, access to reagents and utilities on site.

For more information, please visit www.mkango.ca

About Crown Proptech Acquisitions

CPTK is a Cayman Islands exempted special purpose acquisition company formed in 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, with approximately $5.6 million cash in trust.

Market Abuse Regulation (MAR) Disclosure

The information contained within this announcement is deemed by the Company to constitute inside information as stipulated under the Market Abuse Regulations (EU) No. 596/2014 ('MAR') which has been incorporated into UK law by the European Union (Withdrawal) Act 2018. Upon the publication of this announcement via Regulatory Information Service, this inside information is now considered to be in the public domain.

Additional Information and Where to Find It

If a definitive agreement is entered into in connection with the Merger, Lancaster and CPTK will prepare a registration statement, including a proxy statement/prospectus, to be filed with the SEC. The proxy statement/prospectus will be mailed to CPTK’s shareholders. CPTK urges investors and other interested persons to read, when available, the proxy statement/prospectus, as well as other documents filed with the SEC, because these documents will contain important information about the Merger. Such persons can also read CPTK’s filings with the SEC for a description of the security holdings of its officers and directors and their respective interests as security holders in the consummation of the transactions described herein. The proxy statement statement/prospectus, once available, can be obtained, without charge, at the SEC’s web site at www.sec.gov.

Participants in the Solicitation

Lancaster and CPTK and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of CPTK’s shareholders in connection with the Merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of CPTK’s directors and officers in CPTK’s SEC filings. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to CPTK’s shareholders in connection with the Merger will be set forth in the proxy statement/prospectus for the Merger when available. Information concerning the interests of Lancaster’s and CPTK’s participants in the solicitation, which may, in some cases, be different than those of their respective equityholders generally, will be set forth in the proxy statement/prospectus relating to the Merger when it becomes available.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements (within the meaning of that term under applicable securities laws) with respect to Mkango, the Company, CPTK, their businesses and the Merger. Generally, forward looking statements can be identified by the use of words such as “targeted”, “plans”, “expects” or “is expected to”, “scheduled”, “estimates” “intends”, “anticipates”, “believes”, or variations of such words and phrases, or statements that certain actions, events or results “can”, “may”, “could”, “would”, “should”, “might” or “will”, occur or be achieved, or the negative connotations thereof.

Forward looking statements in this news release include, but are not limited to, statements with respect to CPTK’s successor entity being listed on NASDAQ, the BCA Note Investor’s and the F-4 Note Investor’s investments through the NPA, and the potential Merger. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur, which may cause actual performance and results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward-looking statements. Such factors and risks include, without limiting the foregoing, whether the BCA will be executed, whether the TSX-V will consent to the conversion of the Notes for shares of Lancaster, whether NASDAQ will approve the listing of shares of Lancaster, the availability of (or delays in obtaining) financing to develop Songwe Hill and the recycling plants in the UK, Germany and the US as well as the contemplated separation plant to be constructed in connection with real estate rights held by Mkango Polska Sp. Z.o.o (the “Pulawy Project”), geological, technical and regulatory matters relating to the development of Songwe Hill, governmental action and other market effects on global demand and pricing for the metals and associated downstream products for which Mkango or the Company is exploring, researching and developing, the ability to scale the HPMS and chemical recycling technologies to commercial scale, competitors having greater financial capability and effective competing technologies in the recycling and separation business of Maginito and Mkango, availability of scrap supplies for recycling activities, government regulation (including the impact of environmental and other regulations) on and the economics in relation to recycling and the development of the various recycling and separation plants of Mkango and Maginito and future investments in the United States pursuant to the cooperation agreement between Maginito and CoTec, the outcome and timing of the completion of feasibility studies for Songwe Hill, cost overruns, complexities in building and operating Songwe Hill and the Pulawy Project, the positive results of feasibility studies on the various proposed aspects of Mkango’s and Maginito’s activities, and delays in obtaining financing or governmental or stock exchange approvals and other risks that are detailed in the periodic reports filed by CPTK with the SEC. The forward-looking statements contained in this news release are made as of the date of this news release. Except as required by applicable law, each of Mkango, CPTK and the Company disclaims any intention and assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, each of Mkango, CPTK and the Company undertakes no obligation to comment on the expectations of, or statements made by, third parties in respect of the matters discussed above.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the Merger. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

For further information on Mkango, please contact:

Mkango Resources Limited, Lancaster Exploration Limited and Mkango Polska Sp. Z.o.o

William Dawes
Chief Executive Officer
will@mkango.ca
Canada: +1 403 444 5979
www.mkango.com
@MkangoResources

Alexander Lemon
President
alex@mkango.ca

SP Angel Corporate Finance LLP

Nominated Adviser and Joint Broker
Jeff Keating, Jen Clarke, Devik Mehta
UK: +44 20 3470 0470

Alternative Resource Capital

Joint Broker
Alex Wood, Keith Dowsing
UK: +44 20 7186 9004/5

Cohen Capital

Strategic and Financial Adviser

Brandon Sun

USA: +1 929 432 1254

Welsbach Corporate Solutions LLC-FZ

Supply Chain Advisor

Daniel Mamadou SG:

+65 6879 7107

The TSX Venture Exchange has neither approved nor disapproved the contents of this press release. Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, or a recommendation to purchase, any securities in any jurisdiction, or the solicitation of any vote, consent or approval in any jurisdiction in connection with or with respect to the proposed Merger, nor shall there be any sale, issuance or transfer of any securities in any jurisdiction where, or to any person to whom, such offer, solicitation or sale may be unlawful under the laws of such jurisdiction. This press release does not constitute either advice or a recommendation regarding any securities. No offering of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, or an exemption therefrom.

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